UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: July 8, 2021
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10990 Wilshire Boulevard
Los Angeles, California 90024
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	KBH	New York Stock Exchange
Rights to Purchase Series A Participating Cumulative Preferred Stock		New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Board of Directors Changes. On July 8, 2021, director Michael M. Wood resigned from the KB Home board of directors, effective immediately, in conjunction with being appointed as a director emeritus. Mr. Wood’s resignation was not due to any disagreement with KB Home or the board of directors on any matter relating to KB Home’s operations, policies or practices, or otherwise.
Concomitant with Mr. Wood’s resignation and appointment, the board of directors elected Brian R. Niccol as a director for a term ending at KB Home’s 2022 Annual Meeting of Stockholders, and appointed him to the board’s management development and compensation committee. Mr. Niccol will participate in the same compensation program as KB Home’s other independent directors. Mr. Niccol is the chairman and chief executive officer of Chipotle Mexican Grill, Inc., an owner and operator of over 2,800 restaurants across the U.S, as well as in Canada and Europe. With Mr. Niccol’s election, the board of directors has 12 members, 11 of whom are independent, including Mr. Niccol.
A copy of the press release KB Home issued on July 9, 2021 announcing the above-described board of directors changes is attached as Exhibit 99.1 to this report.
(c) Appointment of a Principal Operating Officer. On July 8, 2021, the board of directors elected Robert V. McGibney, 46, as executive vice president and co-chief operating officer, effective as of July 1, 2021. The board of directors concurrently appointed Matthew W. Mandino, KB Home’s executive vice president and chief operating officer, as a co-chief operating officer.
Since 2018, Mr. McGibney has served as a regional president, overseeing various divisions in KB Home’s West and Southwest homebuilding regions. From 2016 to 2018, Mr. McGibney served as the president of KB Home’s Phoenix division and regional general manager for its Arizona operations, and from 2012 to 2016, he served as president of KB Home’s Nevada operations.
As executive vice president and co-chief operating officer, Mr. McGibney will be entitled to the following compensatory arrangements: an initial base salary of $750,000 per year; eligible to participate in the annual incentive program for executive officers, on a pro-rated basis for the 2021 fiscal year; eligible to receive long-term incentive awards, to be made with annual grants to other employees later in the year, with a target value to be determined at that time; and eligible to participate in KB Home’s executive benefits and life insurance programs. For descriptions and copies of the above-referenced plans and programs, please refer to KB Home’s most recent annual report on Form 10-K and proxy statement.
Other than as described herein, there are no arrangements or understandings between Mr. McGibney and any other person pursuant to which he was elected as executive vice president and co-chief operating officer. Mr. McGibney does not have any family relationship with any director or other executive officer of KB Home or any person nominated or chosen by KB Home to become a director or executive officer. There are no transactions in which Mr. McGibney has an interest requiring disclosure under Item 404(a) of Regulation S-K currently contemplated or since the beginning of the last fiscal year.
(d) Election of Director. Mr. Niccol’s election to the board of directors is discussed in paragraph (a) above.
(e) Base Salary Changes. On July 8, 2021, the board of directors’ management development and compensation committee approved increases to the base salaries of KB Home’s named executive officers as listed below, in each case effective as of July 1, 2021.

Named Executive Officer	New Base Salary
Jeff J. Kaminski	$775,000
Matthew M. Mandino	$795,000
Albert Z. Praw	$640,000
Brian J. Woram	$640,000

Item 7.01 Regulation FD Disclosure.
Effective July 8, 2021, the board of directors authorized KB Home to repurchase a total of up to 5,000,000 shares of KB Home’s outstanding common stock. This authorization reaffirmed and incorporated the then-current balance of 2,193,947 shares that remained under a prior board-approved share repurchase program.

Repurchases under this 5,000,000 share repurchase authorization may occur periodically through open market purchases, privately negotiated transactions or otherwise, with the timing and amount at management’s discretion and dependent on market and business conditions and other factors. This share repurchase authorization will continue in effect until fully used or earlier terminated or suspended by the board of directors, and does not obligate KB Home to purchase any shares.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated July 9, 2021 announcing Brian R. Niccol’s election to the board of directors and Michael M. Wood’s appointment as a director emeritus.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated July 9, 2021 announcing Brian R. Niccol’s election to the board of directors and Michael M. Wood’s appointment as a director emeritus.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 13, 2021

KB Home

By:	/s/ William (Tony) Richelieu
William (Tony) Richelieu
Vice President, Corporate Secretary and Associate General Counsel